Exhibit (a)(1)(A)
COMPANY NOTICE
TO HOLDERS OF
2.75% CONVERTIBLE SENIOR NOTES DUE 2024 ISSUED BY
WILLBROS GROUP, INC.
CUSIP Number:
969199AA6
969199AC2
     Reference is made to the Indenture, dated as of March 12, 2004, by and among Willbros Group, Inc., a Republic of Panama corporation, as predecessor in interest to Willbros Group, Inc., a Delaware corporation (“Willbros” or the Company), BOKF, NA dba Bank of Texas (the “Trustee”), as successor in interest to The Bank of New York Mellon Trust Company, N.A. (as successor in interest to the preceding trustees) (such Indenture, as amended and modified by the First Supplemental Indenture thereto dated as of September 22, 2005, and the Second Supplemental Indenture thereto dated as of March 3, 2009, the “Indenture”), relating to the Company’s 2.75% Convertible Senior Notes due 2024 (the “Notes”). Pursuant to Section 4.1 of the Indenture and Section 6 of the Notes, each holder (each, a “Holder”) of the Notes has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, on March 15, 2011 (the “Purchase Date”). All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.
     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Put Option”), all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, as directed by such Holder, will be purchased by the Company for a purchase price in cash equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest, Additional Amounts and Additional Interest (as such capitalized terms are described in Section 2.2 of this Company Notice under the heading, “Payment of Additional Amounts and Additional Interest”), to, but not including, the Purchase Date (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents”). Holders may exercise the Put Option from February 10, 2011, through 5:00 p.m., New York City time, on March 11, 2011 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Option Documents. This Company Notice is being sent pursuant to Section 4.1(b) of the Indenture and the provisions of the Notes.
     The Purchase Date is an Interest Payment Date under the terms of the Indenture. The Regular Record Date for the Interest Payment Date is March 1, 2011. Under the terms of the Indenture, in the event that the Purchase Date is a date that is after any Regular Record Date but on or before the corresponding Interest Payment Date, the Company shall be required to pay any accrued and unpaid interest, Additional Amounts and Additional Interest to the Holder of the repurchased Note and not the Holder on the Regular Record Date. We expect that there will be no Additional Amounts or Additional Interest due as part of the Purchase Price.
     The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.
     To exercise your option to have the Company purchase the Notes and to receive payment of the Purchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 5:00 p.m., New York City time, on March 14, 2011 (the “Withdrawal Date”).

     The Paying Agent and Conversion Agent is BOKF, NA dba Bank of Texas. The address of the Paying Agent and Conversion Agent is:
Bank of Texas
1401 McKinney, Suite 100
Houston, TX 77010
Attention: Ronda Parman
Phone: (713) 289-5883
Fax: (713) 260-5623
Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.
The date of this Company Notice is February 10, 2011.

     No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of this Company Notice. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

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     We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Put Option for 10 business days after the expiration of the Put Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, subject to any restrictions in our material debt agreements, to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

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SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.
Who is obligated to purchase my Notes?
     Willbros Group, Inc., a Delaware corporation (“Willbros,” the “Company” or “we”), is obligated, at your option, to purchase its 2.75% Convertible Senior Notes due 2024 (the “Notes”). (See Page 4)
Why are you obligated to purchase my Notes?
     Your right as a holder of the Notes (each, a “Holder”) to sell and our obligation to purchase the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of March 12, 2004, by and among Willbros Group, Inc., a Republic of Panama corporation (predecessor in interest to the Company), and BOKF, NA dba Bank of Texas (the “Trustee”), as successor in interest to JPMorgan Chase Bank (such Indenture, as amended and modified by the First Supplemental Indenture thereto dated as of September 22, 2005, and the Second Supplemental Indenture thereto dated as of March 3, 2009, the “Indenture”), and has been a right of Holders from the time the Notes were issued. We are required to purchase your Notes if you exercise the Put Option pursuant to the terms of the Notes and the Indenture. (See Page 4)
What securities are you obligated to purchase?
     We are obligated to purchase all of the Notes surrendered at the option of the Holders thereof. As of February 9, 2011, there was $59,357,000 in aggregate principal amount of the Notes outstanding. (See Page 4)
How much will you pay and what is the form of payment?
     Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price (the “Purchase Price”) in cash equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest, Additional Amounts and Additional Interest (as such capitalized terms are described in Section 2.2 of this Company Notice under the heading, “Payment of Additional Amounts and Additional Interest”), to, but not including, March 15, 2011 (the “Purchase Date”), with respect to all of your Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, as directed by you, validly surrendered for purchase and not withdrawn. The Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below). (See Pages 4 and 5)
How can I determine the market value of the Notes?
     There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. You are urged to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision with respect to the Put Option. Our common stock, par value $0.05 per share (“Common Stock”), into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “WG.” On February 9, 2011, the closing sale price of our Common Stock on the NYSE was $11.08 per share. (See Page 7)

Is the Company making any recommendation about the Put Option?
     Neither the Company nor its Board of Directors nor any of its employees is making any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. (See Page 5)
When does the Put Option expire?
     The Put Option expires at 5:00 p.m., New York City time, on March 11, 2011 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Page 4)
What are the conditions to the Company’s purchase of the Notes?
     Provided that the Company’s purchase of validly surrendered Notes is not unlawful (and the Company has no reason to believe that it would be unlawful), the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice. Delivery of Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Purchase Price to the Holder of such Notes. (See Pages 4 and 8)
How do I surrender my Notes?
     To surrender Notes for purchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.
     Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.
     Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.
     You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Pages 8-9)
If I exercise the Put Option, when will I receive payment for my Notes?
     We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. We will, prior to 11:00 a.m., New York City time, on March 16, 2011, deposit with the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 11)
     Delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Purchase Price for such Notes.

Can I withdraw previously surrendered Notes?
     Yes. To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on March 14, 2011 (the “Withdrawal Date”).
     You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC withdrawal procedures before 5:00 p.m., New York City time, on the Withdrawal Date. (See Pages 10-11)
Do I need to do anything if I do not wish to exercise the Put Option?
     No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms. (See Pages 4 and 8)
If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?
     No. You may surrender all of your Notes, a portion of your Notes or none of your Notes. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or a multiple of $1,000. (See Page 5)
If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?
     Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Notes into shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (See Pages 6 and 7)
If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for purchase pursuant to the Put Option?
     The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See Pages 13-15)
Who is the Paying Agent?
     BOKF, NA dba Bank of Texas is serving as Paying Agent in connection with the Put Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Notice.
Whom can I contact if I have questions about the Put Option?
     Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION
     1. Information Concerning the Company. Willbros Group, Inc., a Delaware corporation (“Willbros,” the “Company” or “we”), is obligated to purchase its 2.75% Convertible Senior Notes due 2024 (the “Notes”) that have been surrendered for purchase pursuant to the Put Option and not withdrawn. The Notes are convertible into shares of common stock, par value $0.05 per share of the Company (the “Common Stock”), subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Company is both the “filing person” and the “subject company.”
     Willbros is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide.
     Our principal executive offices are located at 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, and our main telephone number at that address is (713) 403-8000. Our website address is www.willbros.com. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.
     2. Information Concerning the Notes. On March 12, 2004, we issued $60,000,000 in aggregate principal amount of the Notes. On April 13, 2004, the initial purchasers of the Notes exercised their option to purchase an additional $10,000,000 aggregate principal amount of the Notes. The primary offering and the purchase option of the Notes totaled $70,000,000. Cash interest accrues on the Notes at the rate of 2.75% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”) to the person in whose name a Note is registered at the close of business on the preceding March 1 or September 1 (each, a “Regular Record Date”), as the case may be. The Purchase Date is an Interest Payment Date under the terms of the Indenture. The Regular Record Date for the Interest Payment Date is March 1, 2011. Under the terms of the Indenture, in the event that the Purchase Date is on a date that is after any Regular Record Date but on or before the corresponding Interest Payment Date, the Company shall be required to pay any accrued and unpaid interest, Additional Amounts and Additional Interest (as such capitalized terms are described in Section 2.2 of this Company Notice under the heading, “Payment of Additional Amounts and Additional Interest”) to the Holder of the repurchased Note and not the Holder on the Regular Record Date. We expect that there will be no Additional Amounts or Additional Interest due as part of the Purchase Price. The Notes mature on March 15, 2024. As of February 9, 2011, there was $59,357,000 in aggregate principal amount of the Notes outstanding.
          2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, we are obligated to purchase all of the Notes validly surrendered and not withdrawn, at the Holder’s option (the “Put Option”), on March 15, 2011 (the “Purchase Date”).
     The Put Option will expire at 5:00 p.m., New York City time, on March 11, 2011 (the "Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).
     The purchase by the Company of validly surrendered Notes pursuant to the Put Option is not subject to any conditions other than that the Company’s purchase is not unlawful and satisfaction of the procedural requirements described in this Company Notice.
     If any Notes remain outstanding following the expiration of the Put Option, the Company will become obligated to purchase the Notes not earlier redeemed or converted at the option of the Holders, in whole or in part, on each of March 15, 2014 and March 15, 2019. On either or both of those dates, the Company has the option of providing its Common Stock in lieu of cash or a combination of Common Stock and cash to fund purchases, as set forth in the Indenture. Accrued interest on the Notes on both of those dates can only be paid in cash.
          2.2 Purchase Price. Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid in cash by the Company for the Notes on the Purchase Date is equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest, Additional Amounts and Additional Interest (as such capitalized terms are discussed in this Section 2.2 below under the heading, “Payment of Additional Amounts and Additional Interest”), to, but not including, the Purchase Date (the “Purchase Price”). The Purchase Date is an Interest Payment Date under the terms of the Indenture. The Regular Record Date for the Interest Payment Date is March 1, 2011. Under the terms of the Indenture, in the event that the Purchase Date is on a date that is after any Regular Record Date but on or before the corresponding Interest Payment Date, the Company shall be required to pay any accrued and unpaid interest, Additional Amounts and Additional Interest to the Holder of the repurchased Note and not the Holder on the Regular Record Date. We expect that there will be no Additional Amounts or Additional Interest due as part of the Purchase Price. Pursuant to the terms of the Indenture and the Notes, the Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date (and not thereafter withdrawn). Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or a multiple of $1,000. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Purchase Price to the Holder of such Notes.
     The Purchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Purchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for purchase.
     Neither the Company nor our Board of Directors nor any of our employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make such Holder’s own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.
     We recommend that Holders also consult with their tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of a Holder’s own particular circumstances.
Payment of Additional Amounts and Additional Interest
     Background. As previously disclosed, the Company was organized to enable its predecessor registrant and now its wholly-owned subsidiary, Willbros Global Holdings, Inc., a Republic of Panama corporation formerly known as Willbros Group, Inc. (“Willbros Panama”), to complete a corporate reorganization resulting in its change in domicile from the Republic of Panama to Delaware. On March 3, 2009, Willbros Panama effected the reorganization pursuant to an Agreement and Plan of Merger, dated December 10, 2008, among Willbros Panama, the Company and Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), whereby Merger Sub was merged with and into Willbros Panama, with Willbros Panama continuing as the surviving entity and becoming a wholly-owned subsidiary of the Company (the “Merger”).
     In connection with the Merger, the Company executed the Second Supplemental Indenture dated March 3, 2009, among the Company, Willbros Panama, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A.), as trustee, which amended and supplemented the Indenture dated March 12, 2004, as supplemented by the First Supplemental Indenture thereto dated September 22, 2005, relating to the Notes issued by Willbros Panama. The Second Supplemental Indenture provided for the assumption of the obligations of Willbros Panama under the Indenture by the Company and that, upon conversion of the Notes issued under such Indenture, shares of the Company’s Common Stock would be issued in lieu of Willbros Panama common stock.
     We expect that there will be no Additional Amounts or Additional Interest due as part of the Purchase Price. As contemplated by the Indenture entered into by our predecessor, Willbros Panama, the payment of Additional Amounts pertains in part to taxes that may be imposed under Panamanian law. The Indenture provides that Additional Interest has the meaning set forth in the Registration Rights Agreement dated March 12, 2004, among Willbros Panama and the initial purchasers party thereto (the “Registration Rights Agreement”). The

Registration Rights Agreement provided for the registration on a shelf registration statement of the Notes and shares of common stock of Willbros Panama issued upon conversion of the Notes, and for the payment of Additional Interest in the event of a registration default under the terms of the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the shelf registration statement is no longer required to be kept effective, and we are unaware of any existing registration default under the Registration Rights Agreement.
     Following is a summary of the meaning of “Additional Amounts” and “Additional Interest” under the Indenture.
     Payment of Additional Amounts. Unless otherwise required by Panamanian law, we will not deduct or withhold from payments made with respect to the Notes on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in Panama having the power to tax. In the event that we are required to withhold or deduct on account of any Panamanian taxes due from any payment made under or with respect to the Notes, we will pay additional amounts so that the net amount received by each Holder of Notes will equal the amount that the Holder would have received if the Panamanian taxes had not been required to be withheld or deducted. The amounts that we are required to pay to preserve the net amount receivable by the Holders of the Notes are referred to as “Additional Amounts.”
     If payments with respect to the Notes become subject generally to the taxing jurisdiction of any Territory or any political subdivision or taxing authority having power to tax, other than or in addition to Panama or any political subdivision or taxing authority in Panama having the power to tax, immediately upon becoming aware thereof we are required to notify the Trustee of such event, and we will pay any additional amounts in respect thereof on terms corresponding to the terms of the foregoing provisions of this “— Payment of Additional Amounts” section with the substitution for (or, as the case may be, in addition to) the references in this section to Panama or any political subdivision or taxing authority in Panama having the power to tax of references to that other or additional Territory or any political subdivision or taxing authority in such Territory having the power to tax to whose taxing jurisdiction such payments shall have become subject as aforesaid. The term “Territory” means for this purpose any jurisdiction in which we are incorporated or in which we have our place of central management or central control.
     Payment of Additional Interest. If a registration default occurred under the Registration Rights Agreement, then additional interest (“Additional Interest”) would accrue on the Notes from and including the calendar day following the registration default to but excluding the earlier of (1) the day on which all registration defaults have been cured and (2) the date the shelf registration statement is no longer required to be kept effective (in any event, no longer than two years from the last date of original issuance of any Notes). Additional Interest will be paid in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such Additional Interest begins to accrue, and will accrue on the Notes at a rate per year equal to 0.25% for the first 90 calendar day period and 0.5% thereafter of the principal amount of such Notes.
          2.3 Conversion Rights of the Notes. The Notes are convertible into shares of our Common Stock, subject to the satisfaction of the requirements set forth in the Indenture for Holders to convert their Notes.
     The conversion rate of the Notes is 51.3611 shares of Common Stock per $1,000 principal amount of the Notes, representing a conversion price of approximately $19.47 per share. The conversion rate, and thus the conversion price, is subject to adjustment in certain circumstances as set forth in the Indenture. The Paying Agent is currently acting as Conversion Agent for the Notes. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Notice.
     The Notes will be convertible only upon the occurrence of certain specified events including, but not limited to: (a) if, at certain times, the closing sale price of the Company’s Common Stock exceeds 120.0 percent of the then current conversion price, or $23.36 per share, based on the initial conversion price; (b) if we have called those Notes for redemption; and (c) during prescribed periods, upon the occurrence of specified corporate transactions as set forth in the Indenture. The Notes are not currently convertible.
     Holders who do not surrender their Notes for purchase pursuant to the Put Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 4 of this Company

Notice, will retain the right to convert their Notes into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders such Holder’s Notes for purchase pursuant to the Put Option and the Holder subsequently wishes to convert such Notes pursuant to the Indenture, the Holder may not convert such Holder’s surrendered Notes unless such Holder validly withdraws the Notes in compliance with the procedures described in Section 4 of this Company Notice (and such Notes are otherwise convertible pursuant to the Indenture) or if we default in making payment of the Purchase Price.
          2.4 Market for the Notes and our Common Stock. There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option.
     Our Common Stock, into which the Notes are convertible, is listed on the New York Stock Exchange (“NYSE”) under the symbol “WG.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE:

For the fiscal year ended December 31, 2009
First quarter	$11.64	$5.85
Second quarter	17.01	9.21
Third quarter	15.58	10.78
Fourth quarter	18.11	12.59
For the fiscal year ended December 31, 2010
First quarter	$18.51	$11.57
Second quarter	13.76	7.36
Third quarter	9.75	6.80
Fourth quarter	10.02	6.84
For the fiscal year ended December 31, 2011
First quarter (through February 9, 2011)	$12.37	$9.69
     On February 9, 2011, the closing sale price of our Common Stock, as reported by the NYSE, was $11.08 per share. As of January 31, 2011, there were 47,931,786 shares of our Common Stock outstanding. Substantially all of our stockholders maintain their shares in “street name” accounts and are not, individually, stockholders of record. As of January 31, 2011, our common stock was held by 125 holders of record and an estimated 7,500 beneficial owners.
     The Holders of Notes are not entitled to dividends, if any, paid on our Common Stock. Upon conversion into our Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock. Since 1991, we have not paid any cash dividends on our capital stock, except dividends in 1996 on our outstanding shares of preferred stock, which were converted into shares of our Common Stock on July 15, 1996. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our Common Stock in the foreseeable future. Our credit facility currently prohibits us from paying cash dividends on our Common Stock.
     We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.
          2.5 Optional Redemption. Pursuant to the terms of the Indenture, the Company has the right to redeem the Notes, beginning on March 15, 2013, at a redemption price in cash equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, Additional Amounts and Additional Interest, if any, to, but not including, the redemption date. Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the 10th business day after the Purchase Date. (See Pages 12 and 13)
          2.6 Holder’s Right to Require Purchase upon a Fundamental Change; Make-Whole Payment. Each Holder may require us to purchase all or any part of such Holder’s Notes not earlier repurchased, redeemed or converted if there is a Fundamental Change (as defined in the Indenture) at any time prior to March 15, 2024, at a purchase price in cash equal to 100% of the principal amount of Notes plus any accrued and unpaid interest, Additional Amounts and Additional Interest, to, but not including, the Fundamental Change Purchase Date (as defined in the Indenture). In the event of a Fundamental Change which occurs prior to March 15, 2013, involving a sale of the Company in which at least 10% of the sales proceeds are paid in cash, the Company will pay the Holders a make-whole payment in cash, Common Stock or a combination thereof, at the Company’s option, equal to the present value (discounted at the U.S. treasury rate) of the lesser of (a) two years of scheduled payments of interest on the Notes, or (b) all scheduled payments of interest on the Notes from the date of the transaction through March 15, 2013.
          2.7 Ranking. The Notes are our general senior obligations.
     3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Purchase Price for their Notes unless they validly surrender (and do not thereafter withdraw) the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or a multiple of $1,000.
     If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, or if they withdraw validly surrendered Notes before 5:00 p.m., New York City time, on March 14, 2011 (the “Withdrawal Date”), their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.
     Holders will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Put Option. However, there may be commissions a Holder needs to pay its broker in connection with the surrender of the Notes.
          3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.
     This Company Notice constitutes the Company’s notice of the purchase right described in the Indenture, and delivery of the Notes via ATOP will satisfy the Holders’ requirement for physical delivery of a Purchase Notice as defined and described in the Indenture. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.
          3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:
•	such Notes shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, but not limited to, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes that such Holder surrenders for repurchase, including, but not limited to, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion or defeasance of the Notes that such Holder surrenders for purchase, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	such Holder understands that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on the Expiration Date (and not thereafter withdrawn) will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the other Option Documents;

•	payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including, but not limited to time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

          3.3 Delivery of Notes.
     Notes Held Through a Nominee. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.
     Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.
     Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including, but not limited to, those set forth in Section 3.2 of this Company Notice.
     In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Put Option, including, but not limited to, those set forth in Section 3.2 of this Company Notice.
     Each Holder bears the risk of untimely surrender of its Notes. A Holder must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.
     Unless we default in making payment of the Purchase Price, interest (including any Additional Interest) and Additional Amounts, if any, on Notes validly surrendered for purchase will cease to accrue on and after the Purchase Date, whether or not such Notes are delivered to the Paying Agent, and as of the Purchase Date all rights (other than the right to receive the Purchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.
     4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date. In order to withdraw Notes, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Withdrawal Date. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including, but not limited to, the principal amount to be withdrawn);

•	include the principal amount, if any, of the Notes which remain surrendered for purchase; and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.
     We will determine all questions as to the validity, form and eligibility (including, but not limited to, time of receipt) of notices of withdrawal.
     Each Holder bears the risk of untimely withdrawal of its Notes. A Holder must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Withdrawal Date.
     5. Payment for Surrendered Notes. We will, prior to 11:00 a.m., New York City time, on March 16, 2011, deposit with the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date. A Holder’s delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to such Holder’s receipt of the Purchase Price for such Notes.
     The total amount of funds required by us to purchase all of the Notes is $59,357,000 (assuming that all of the Notes are validly surrendered for purchase and accepted for payment), plus any accrued and unpaid interest, Additional Amounts and Additional Interest. In the event any Notes are surrendered and accepted for payment, we intend to use cash on hand or funds available under our credit facility to purchase the Notes.
     The credit agreement dated as of June 30, 2010 (the “Credit Agreement”), among Willbros United States Holdings, Inc., a subsidiary of the Company (“WUSH”), as borrower, the Company and certain of its subsidiaries, as Guarantors, the lenders from time to time party thereto, Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”), as Administrative Agent, Collateral Agent, Issuing Bank, Revolving Credit Facility Sole Lead Arranger, Sole Bookrunner and participating Lender, UBS Securities LLC (“UBS”), as Syndication Agent, Natixis, The Bank of Nova Scotia and Capital One, N.A., as Co-Documentation Agents, and Crédit Agricole and UBS as Term Loan Facility Joint Lead Arrangers and Joint Bookrunners provides for a $475 million senior secured credit facility (the “Credit Facility”), consisting of a four year, $300 million term loan facility maturing in July 2014 and a three year revolving credit facility of $175 million maturing in July 2013. The Credit Facility is secured by substantially all of the assets of WUSH, the Company and the other Guarantors. Borrowings under the Credit Facility bear interest at a rate determined by the loan type, timing and the Company’s leverage ratio, as more fully described in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010, filed November 9, 2010. As of September 30, 2010, the interest rate on the term loan was 9.5%. We expect that any funds that we borrow under the revolving credit facility for the purchase of Notes will be pursuant to a Eurocurrency rate loan (as provided under the Credit Agreement), the interest rate on which will be approximately 4.5%.
     We plan to make payments on any borrowings made under the revolving credit facility for the Put Option from cash on hand, cash flow from operations, or the sale of surplus or underutilized equipment. We are actively evaluating each of our markets and non-strategic and underutilized assets to determine the optimal market exposure and courses of action to respond to the changing business environment.
     We do not currently have any alternative financing plans.
     6. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.
     7. Plans or Proposals of the Company. Except as described above in these materials or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans which would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors;

•	any other material change in our corporate structure or business;

•	any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.
     8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.
     As disclosed by us prior to the date hereof, certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, and certain of our executive officers have an employment agreement with the Company’s principal operating subsidiary which may include certain provisions relating to the Common Stock. The Company has described its material debt agreements and other material arrangements and agreements with respect to its securities in its Form 10-Q for the quarterly period ended September 30, 2010, filed on November 9, 2010 (the “3Q 10-Q”). See the Notes to Condensed Consolidated Financial Statements in the 3Q 10-Q, including Note 10 for information regarding the Company’s long-term debt, including convertible debt, and Note 13 for information regarding other equity securities. In connection with our acquisition of InfrastruX Group, Inc. effective July 1, 2010, we entered into a Stockholder Agreement dated as of March 11, 2010, with InfrastruX Holdings, Inc., as described in our current report on Form 8-K filed on March 16, 2010. The Company will solicit proxies in the ordinary course of business in connection with its annual meeting of shareholders.
     Except as described in the previous paragraph, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
     9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.
     10. Purchases of Notes by the Company and Its Affiliates. The Company made no purchases of the Notes during the 60 days preceding the date of this Company Notice.
     Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the 10th business day after the Purchase Date. Following such time, if any Notes remain outstanding, we and our affiliates may, subject to any restrictions in our material debt agreements, purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price, or which may be paid in cash or other consideration. Any decision to purchase Notes after the Purchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for purchase pursuant to the Put Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Put Option as described in this Company Notice.
     11. Certain U.S. Federal Income Tax Considerations.
     The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Notes for purchase pursuant to the Put Option. For this purpose, a “holder” means a beneficial owner of a Note; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and, in each case, is not a U.S. Holder.
     If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and the partner. Any such entity or partner thereof should consult its tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of surrendering a Note for purchase pursuant to the Put Option.
     This discussion deals only with Notes held as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as:
•	holders who are subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, retirement plans, tax-exempt entities, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, certain former citizens or residents of the United States, foreign governmental entities, international organizations, controlled foreign corporations and passive foreign investment companies;

•	Notes held as part of a hedging, integrated, constructive sale or conversion transaction, a straddle or other risk-reduction transaction;

•	any alternative minimum tax consequences; or

•	any state, local or non-U.S. tax consequences.

     This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, other administrative guidance and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.
     WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY NOTE FOR PURCHASE PURSUANT TO THE PUT OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.
     11.1 U.S. Holders
     Surrender of Notes for Purchase. The surrender of any Note by a U.S. Holder for purchase pursuant to the Put Option generally will be treated as a taxable sale of the Note for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss upon a sale equal to the difference between (i) the cash received by the U.S. Holder in consideration for the surrender of the Note and (ii) the U.S. Holder’s adjusted tax basis in the Note at the time of sale. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the cost of the Note to the U.S. Holder, increased by the amount of any market discount the U.S. Holder elected to include in income with respect to the Note (as described below). A U.S. Holder that acquired a Note at premium should consult such Holder’s tax advisor regarding the U.S. federal income tax consequences of surrendering the Note for purchase pursuant to the Put Option.
     Any gain or loss recognized generally will be capital gain or loss, subject to the market discount rules described below. Capital gains of individuals and certain other non-corporate taxpayers from the sale of capital assets held for more than one year at the time of sale generally are eligible for a reduced tax rate. Limitations apply to the deduction of capital losses.
     If a U.S. Holder acquired a Note at a market discount, any gain recognized by the U.S. Holder from the surrender of the Note for purchase pursuant to the Put Option generally will be treated as ordinary income, rather than capital gain, to the extent of the market discount which has not previously been included in income by the U.S. Holder and is treated as having accrued on such Note at the time of such purchase. Subject to a de minimis exception, the “market discount” on a Note is the excess, if any, of the stated principal amount of the Note over the amount the U.S. Holder paid for it. Generally, market discount would be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elected to accrue the market discount on a constant interest rate method. If a U.S. Holder elected to include any market discount on a Note in income currently as it accrues, on either a ratable or constant interest rate method, the U.S. Holder’s basis in the Note would be increased to reflect the amount of income so included.
     Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Note for purchase pursuant to the Put Option, unless the U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number (“TIN”), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the Internal Revenue Service (“IRS”).
     To prevent backup withholding on payments made to a U.S. Holder, the U.S. Holder should either (x) provide the Holder’s correct TIN by completing and remitting a copy of the IRS Form W-9 enclosed with this Company Notice, certifying that (1) the Holder is a “United States person” (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that the U.S. Holder is awaiting a TIN) and (3) the U.S. Holder is not subject to backup withholding because: (a) the Holder is exempt from backup withholding, (b) the Holder has not been notified by the IRS that the Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until the U.S. Holder furnishes such Holder’s TIN (and, if the Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, the Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Notes may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained.
     Certain Holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the enclosed copy of the IRS Form W-9 and related instructions. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to file IRS Form W-9, should complete and return the IRS Form W-9 (checking the “Exempt from backup withholding” box on the form). See the enclosed IRS Form W-9 for additional information and instructions.
     11.2 Non-U.S. Holders
     Surrender of Notes for Purchase. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the surrender of a Note for purchase pursuant to the Put Option unless:
•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the tender and meets certain other requirements;

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a U.S. Holder (except as provided by an applicable income tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable income tax treaty); or

•	Willbros is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes during the Non-U.S. Holder’s holding period for the Notes and certain other conditions are met.
     Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Willbros does not believe that it has been a USRPHC for any year during which the Notes have been outstanding and does not presently anticipate that it will be a USRPHC for the current year.
     Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder in consideration for the surrender of the Notes for purchase pursuant to the Put Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.
     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.
     To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN may be obtained from the Paying Agent.
     12. Additional Information. This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:

Filing	Date(s) Filed
Annual Report on Form 10-K for the year ended December 31, 2009	March 11, 2010
Quarterly Report on Form 10-Q for the quarter ended March 31, 2010	May 10, 2010
Quarterly Report on Form 10-Q for the quarter ended June 30, 2010	August 5, 2010
Quarterly Report on Form 10-Q for the quarter ended September 30, 2010	November 9, 2010
Current Reports on Form 8-K	February 18, 2010
February 26, 2010
March 16, 2010
May 19, 2010
May 20, 2010
May 28, 2010
June 28, 2010
July 7, 2010
August 4, 2010
September 22, 2010
September 30, 2010
November 1, 2010
December 23, 2010

Definitive Proxy Statement	April 23, 2010
     We also recommend that you review all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and before 5:00 p.m., New York City time, on the Expiration Date. Notwithstanding the foregoing, information furnished but not filed in any current report on Form 8-K, including the related exhibits, is not deemed referenced herein.
     The SEC file number for these Willbros Group, Inc. filings is 001-34259. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this Company Notice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing us at Willbros Group, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, Attention: Secretary.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document.
     In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.
     13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.
     14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

     15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.
     Neither the Company nor our Board of Directors nor any of our employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make such Holder’s own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s own assessment of current market value and other relevant factors.
WILLBROS GROUP, INC.

SCHEDULE A
INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF THE COMPANY
     The table below sets forth information about our executive officers and directors as of February 9, 2011. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
John T. McNabb	Director and Chairman of the Board
Robert R. Harl	Director, Chief Executive Officer and President
Michael J. Bayer	Director
William B. Berry	Director
Arlo B. DeKraai	Director
Edward J. DiPaolo	Director
Alan B. Levande	Director
Daniel E. Lonergan	Director
Robert L. Sluder	Director
S. Miller Williams	Director
James L. Gibson	Chief Operating Officer
Van A. Welch	Senior Vice President and Chief Financial Officer
Peter W. Arbour	Senior Vice President and General Counsel
Jerrit M. Coward	Senior Vice President, Upstream
Richard E. Cellon	Senior Vice President, Downstream
Michael T. Lennon	Senior Vice President, Utility Transmission & Distribution
J. Robert Berra	Executive Vice President, Sales & Marketing
The business address of each executive officer and director is c/o Willbros Group, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, and their telephone number is (713) 403-8000.

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